Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 42414.100001
October 9, 2013

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Kraft Foods Group, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel to Kraft Foods Group, Inc., a Virginia corporation (the “Company”), in connection with the registration of an indeterminate amount of debt securities, the Company’s common stock, without par value (the “Common Stock”), shares of the Company’s preferred stock, without par value (the “Preferred Stock”), depositary shares, warrants, purchase contracts, guarantees and units (collectively, the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Securities Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary for the purposes of rendering this opinion letter, including, among other things, (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended through the date hereof, (ii) the Registration Statement and (iii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on October 1, 2013, and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS HOUSTON   LONDON   LOS ANGELES

McLEAN MIAMI   NEW YORK   NORFOLK RALEIGH   RICHMOND SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

Kraft Foods Group, Inc.

October 9, 2013

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

As to factual matters, we have relied upon and assumed the accuracy of representations included in the documents submitted to us, upon certificates of officers of the Company, and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. With respect to any Common Stock, when (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Common Stock from the then authorized number of shares of Common Stock available and (b) the Common Stock has been offered and sold by the Company in accordance with the terms and conditions set forth in the Registration Statement (as declared effective by the Commission), the Prospectus and any applicable prospectus supplement and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Common Stock will be validly issued, fully paid and nonassessable.

Kraft Foods Group, Inc.

October 9, 2013

3. With respect to any Preferred Stock, when (a) the Board has taken all necessary corporate action to authorize the terms and approve the issuance of such series of Preferred Stock from the then authorized number of shares of Preferred Stock available, (b) articles of amendment for such series of Preferred Stock have been filed with the SCC and the SCC has issued a certificate of amendment with respect thereto and (c) such series of Preferred Stock has been offered and sold by the Company in accordance with the terms and conditions set forth in the Registration Statement (as declared effective by the Commission), the Prospectus and any applicable prospectus supplement and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Preferred Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Hunton & Williams LLP